Exhibit 99.1

PRESS RELEASE

WELLPOINT REPORTS STRONG FIRST QUARTER 2006 RESULTS

•	Medical enrollment grew to 34.2 million members as of March 31, 2006

•	Net income was $1.09 per share, exceeding expectations by $0.02 per share

•	Full year 2006 earnings guidance raised to $4.63 per share, including net realized investment losses of $0.01 per share

•	Operating cash flow totaled $1.8 billion in the quarter, or 2.5 times net income

•	During the first quarter, the Company repurchased 24.7 million shares of its common stock for $1.9 billion

Indianapolis, IN – April 26, 2006 – WellPoint, Inc. (NYSE: WLP) today announced that first quarter 2006 net income was $731.8 million, or $1.09 per share, including costs of $0.04 per share for the impact of expensing stock options in accordance with FAS 123R and net realized investment losses of $0.01 per share. Net income for the first quarter of 2005 was $611.7 million, or $0.98 per share, which included tax benefits of approximately $0.04 per share due to the favorable resolution of a tax matter relating to the sale of certain subsidiaries in the mid-1990s.

“Our first quarter results build upon the exceptional performance we achieved last year and establish a strong foundation for yet another successful year of growth going forward,” said Larry C. Glasscock, chairman, president and chief executive officer of WellPoint, Inc. “WellPoint today is delivering more value to our members than ever before while helping to hold down the rising costs of health care. Our continued membership growth indicates that we are delivering the products and services consumers are looking for today.”

“During the first quarter, we were very successful in executing on our Board approved share repurchase program. As of March 31, 2006, we repurchased 24.7 million shares of common stock for a total cost of $1.9 billion,” said David C. Colby, executive vice president and chief financial officer of WellPoint, Inc. “In addition, as a result of our strong earnings and cash flow, the Board of Directors increased our share buy-back authorization by an additional $1.0 billion in March 2006. We expect to complete this repurchase during the second quarter.”

COMPARABLE BASIS INFORMATION

On December 28, 2005, WellPoint, Inc. acquired WellChoice, Inc. For accounting purposes, the transaction was assumed to have closed on December 31, 2005. Accordingly, operations of the former WellChoice, Inc. are included in reported financial results for the first quarter of 2006. However, operations of the former WellChoice, Inc. are not included in reported financial results for the first quarter of 2005.

Unless otherwise indicated, the analysis in this press release compares reported financial results and does not adjust results for the effects of this acquisition. In certain areas, we have included “comparable basis” analyses that we believe provide more meaningful comparisons between periods, due to the inclusion of operations of the former WellChoice, Inc. in the comparable historical results. The “comparable basis” information is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) and is not intended to represent or be indicative of the results that WellPoint, Inc. would have reported had the acquisition been completed as of the dates presented, and should not be taken as representative or indicative of our future results. The methodologies for calculating the comparable basis information are either described within the text of the press release, or in the tables at the end of the press release where such comparable basis information is reconciled to WellPoint, Inc.’s reported GAAP financial results.

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled 34.2 million members at March 31, 2006, an increase of more than 5.6 million members from 28.5 million at March 31, 2005, including approximately 4.8 million members acquired through the WellChoice transaction.

On a comparable basis, enrollment increased by 947,000 members since March 31, 2005. The increase was driven by gains of more than 900,000 members in the National business and growth of 140,000 members in State Sponsored operations. Growth was also realized in the Individual and Small Group (“ISG”) and Senior businesses, while Large Group enrollment declined due primarily to the previously-announced loss of the 315,000 member state of Georgia PPO account.

Medical enrollment grew by 302,000 members during the first quarter of 2006. An increase of more than 640,000 members in the National business was partially offset by a decrease in Large Group enrollment that resulted primarily from the loss of the Georgia state members and movement of other accounts to the National business classification due to group size growth. In addition to the growth in medical enrollment, the Company added 1.3 million new Medicare Part D members during the quarter.

Self-funded membership represented approximately 50 percent of medical enrollment at March 31, 2006, an increase from approximately 48 percent of comparable medical enrollment at March 31, 2005, and approximately 49 percent at December 31, 2005.

Enrollment data for 2005 has been reclassified to conform to the current presentation of membership related to minimum premium amendments to fully-insured contracts. This reclassification resulted in a 350,000 member increase in self-funded enrollment at December 31, 2005, and a corresponding decrease in fully-insured enrollment, with no impact on total enrollment from that which was previously reported. Similar financial statement reclassifications have been made, as further described below in “Basis of Presentation” and in the tables at the end of this press release.

Operating Revenue: Operating revenue was $13.6 billion in the first quarter 2006, an increase of 26.0 percent from $10.8 billion in the prior year quarter.

On a comparable basis, first quarter 2006 operating revenue increased by $1.3 billion, or 10.4 percent, versus $12.3 billion in the prior year period. The increase resulted primarily from disciplined pricing across all business lines, the addition of the New York state prescription drug contract and new enrollment in the Company’s Medicare Part D products.

Benefit Expense Ratio: The benefit expense ratio was 81.3 percent in the first quarter of 2006, a 40 basis point increase compared with 80.9 percent in the first quarter of 2005.

On a comparable basis, the first quarter 2006 benefit expense ratio declined by 20 basis points, compared with 81.5 percent in the first quarter of 2005. The decrease was consistent with the Company’s prior guidance and reflected moderating medical cost trend, operating improvements in WellChoice entities as well as the year-over-year mix of business changes.

Premium and Cost Trends: Trends include Large Group and ISG fully-insured businesses.

For the rolling 12-month period ended March 31, 2006, the primary drivers of medical trend were inpatient and outpatient costs. Commercial premium yield for the same period exceeded total cost trend, where total cost trend included medical costs and selling, general and administrative (“SG&A”) expense, resulting in an increase in underwriting margin.

Based on medical trends in the first quarter 2006, the Company remains comfortable with its 2006 medical cost trend estimate of less than 8.0 percent, or 50 basis points lower than the 2005 trend.

SG&A Expense Ratio: The SG&A expense ratio was 16.0 percent in the first quarter of 2006, equal to the ratio in the first quarter of 2005.

On a comparable basis, the first quarter 2005 ratio was also 16.0 percent. The ratio remained flat year-over-year primarily due to the continued leveraging of administrative costs over a growing revenue base, including efficiencies obtained through integration initiatives. These improvements offset the impact of the shift in business mix towards more self-funded medical enrollment, which increased the current quarter ratio by approximately 40 basis points over the past year. The current year also included increased costs for stock option expensing, which added 30 basis points to the ratio.

Operating Cash Flow: First quarter 2006 operating cash flow was $1.8 billion, or 2.5 times net income. The results included the receipt of $447.6 million in CMS payments that relate to the second quarter of 2006. Excluding these CMS payments, the first quarter operating cash flow was 1.8 times net income.

Days in Claims Payable: In order to provide a more meaningful comparison between periods, days in claims payable as of December 31, 2005, has been presented on a comparable basis, as illustrated in the tables at the end of this press release.

Days in claims payable as of March 31, 2006, was 45.4 days, a decrease of 1.6 days from 47.0 days (adjusted to include WellChoice for the entire fourth quarter 2005) as of December 31, 2005. This decrease resulted primarily from the addition of the New York state prescription drug contract and the new Medicare Part D program during the first quarter. Since pharmaceutical claims are processed more quickly than medical claims, these new programs reduced the Company’s average time to pay a claim.

Share Repurchase Program: During the first quarter 2006, the Company repurchased 24.7 million shares of its common stock for $1.9 billion. The Board of Directors increased the 2006 share repurchase authorization by an additional $1.0 billion on March 15, 2006. Based on the current stock price and the strong financial results in the first quarter, the Company intends to utilize the remaining authorization during the second quarter of 2006, subject to market conditions.

REPORTABLE SEGMENTS

WellPoint, Inc. has three reportable segments: Health Care, Specialty and Other. Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment.

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

	Three Months Ended March 31,
($ In Millions)	2006	2005	Change
Operating Revenue
Health Care	$13,057.9	$10,283.1	27.0%
Specialty	854.2	750.9	13.8%
Other:
External Customers	116.4	88.1	32.1%
Intercompany Eliminations	(413.8)	(316.7)	(30.7)%

Total Other	(297.4)	(228.6)	(30.1)%

Total Operating Revenue	13,614.7	10,805.4	26.0%

Operating Gain (Loss)
Health Care	$1,035.9	$856.7	20.9%
Specialty	113.6	94.4	20.3%
Other	(14.0)	(47.5)	70.5%

Health Care: Operating gain for the Health Care segment exceeded $1.0 billion in the first quarter of 2006, an increase of 20.9 percent, compared with $856.7 million in the first quarter of 2005.

On a comparable basis, first quarter 2006 operating gain increased by $82.2 million, or 8.6 percent, compared with $953.7 million in the prior year quarter. The improvement resulted from disciplined pricing in each of the businesses and strong overhead expense control that offset additional costs incurred during the current quarter for stock option expensing and Medicare Part D implementation.

Specialty: Operating gain totaled $113.6 million in the first quarter of 2006, an increase of 20.3 percent compared with $94.4 million in the first quarter of 2005.

First quarter 2006 operating gain increased by $18.6 million, or 19.6 percent on a comparable basis, from $95.0 million in the prior year quarter. The increase resulted primarily from increased prescription volume and improved contracting at the Company’s pharmacy benefit management

(“PBM”) operation. Prescription volume reached almost 110 million scripts during the first quarter 2006, a year-over-year increase of more than 26 million scripts, or 31.2 percent, due primarily to the impact of Medicare Part D.

Other: The operating loss in the Other segment totaled $14.0 million in the first quarter of 2006, compared with a loss of $47.5 million in the first quarter of 2005.

On a comparable basis, the operating loss in this segment declined by $35.2 million from $49.2 million in the prior year period due primarily to lower compensation expenses related to merger activities and allocations.

OUTLOOK

Full Year 2006:

•	The Company now expects net income of $4.63 per share, including net realized investment losses of $0.01 per share. This estimate assumes the Company completes its remaining share repurchase authorization during the second quarter of 2006.

•	Operating revenue is now expected to total approximately $56.6 billion.

•	The benefit expense ratio is now expected to be approximately 80.9 percent.

•	The SG&A expense ratio is now expected to be approximately 16.0 percent.

•	Operating cash flow is expected to exceed $4.0 billion.

•	Year-end medical enrollment is expected to be approximately 34.8 million members, consistent with previously expected growth that is closer to the low end of the Company’s targeted range of 3 percent to 5 percent per year, due primarily to the loss of the state of Georgia PPO account.

Second Quarter 2006:

•	The Company now expects net income of $1.14 per share in the second quarter.

Basis of Presentation

1.	Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

2.	All income per share amounts are on an after-tax, diluted per share basis and reflect the two-for-one stock split on May 31, 2005.

3.	On December 28, 2005, WellPoint, Inc. acquired WellChoice, Inc. Accordingly, operations of the former WellChoice, Inc. are included in reported financial results for the first quarter of 2006. However, operations of the former WellChoice, Inc. are not included in reported financial results for the first quarter of 2005.

4.	Amounts for 2005 and prior do not include the impact of expensing stock options in accordance with FAS 123R. The Company’s first quarter 2006 reported results and its outlook for the remainder of 2006, however, do include stock option expense.

5.	Certain prior period amounts have been reclassified to conform to current period presentation. In connection with the acquisition of WellChoice, Inc., the Company adopted a consistent practice for reporting minimum premium amendments to fully-insured contracts throughout the combined enterprise. As a result, consistency reclassifications have been made among certain prior period financial statement line items; however these reclassifications did not change net income or net income per diluted share.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss its first quarter earnings results and updated outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 822441. The replay will be available from 1:45 p.m. EDT today until the end of the day on May 10, 2006. The call will also be available through a live webcast at www.wellpoint.com under “Investor Info.” A webcast replay will be available following the call.

Contacts:

Investor Relations	Media
Wayne DeVeydt, 317-488-6390	James Kappel, 317-488-6400

About WellPoint, Inc.

WellPoint’s mission is to improve the lives of the people it serves and the health of its communities. WellPoint, Inc. is the largest health benefits company in terms of commercial membership in the United States. Through its nationwide networks, the company delivers a number of leading health benefit solutions through a broad portfolio of integrated health care plans and related services, along with a wide range of specialty products such as life and disability insurance benefits, pharmacy benefit management, dental, vision, behavioral health benefit services, as well as long term care insurance and flexible spending accounts. Headquartered in Indianapolis, Indiana, WellPoint is an independent licensee of the Blue Cross and Blue Shield Association and serves its members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as Blue Cross Blue Shield in 10 New York City metropolitan and surrounding counties and as Blue Cross or Blue Cross Blue Shield in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), Wisconsin; and through UniCare. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Medical Membership & Specialty Metrics Summary

(Unaudited and in Thousands)

Medical Membership

					Change from
	March 31, 2006	As Reported March 31, 2005	Comparable Basis (1) March 31, 2005	December 31, 2005	Comparable Basis (1) March 31, 2005	December 31, 2005
Customer Type
Large Group	15,982	13,146	16,173	16,362	(1.2)%	(2.3)%
Individual and Small Group (ISG)	5,648	5,254	5,581	5,645	1.2%	0.1%

National Accounts	5,162	3,465	4,707	4,776	9.7%	8.1%
BlueCard	4,171	3,845	3,721	3,915	12.1%	6.5%

Total National	9,333	7,310	8,428	8,691	10.7%	7.4%

Senior	1,237	1,059	1,211	1,224	2.1%	1.1%
State Sponsored	1,958	1,752	1,818	1,934	7.7%	1.2%

Total	34,158	28,521	33,211	33,856	2.9%	0.9%

Funding Arrangement
Self-Funded (2)	16,997	14,124	15,926	16,584	6.7%	2.5%
Fully-Insured (2)	17,161	14,397	17,285	17,272	(0.7)%	(0.6)%

Total	34,158	28,521	33,211	33,856	2.9%	0.9%

Regional Membership
East	13,805	8,758	13,693	13,800	0.8%	0.0%
Central	11,038	10,755	10,629	10,970	3.8%	0.6%
West	9,315	9,008	8,889	9,086	4.8%	2.5%

Total	34,158	28,521	33,211	33,856	2.9%	0.9%

Specialty Metrics
PBM Prescription Volume (3)	109,756	83,669	83,669	91,813	31.2%	19.5%
Behavioral Health Membership	16,065	12,280	12,280	15,669	30.8%	2.5%
Life and Disability Membership	5,920	6,081	6,081	5,826	(2.6)%	1.6%
Dental Membership	5,256	5,267	5,525	5,195	(4.9)%	1.2%
Medicare Part D Membership (4)	1,299	—	—	—	—	—
Vision Membership	907	785	785	816	15.5%	11.2%

(1)	“Comparable Basis” data was calculated by adding historical data for the former WellChoice, Inc. to WellPoint, Inc.’s historical data, and adjusting the combined totals to ensure a consistent approach for counting membership (see footnote 2 below) and to eliminate overlapping BlueCard host membership.
(2)	Membership data as of March 31, 2005, and December 31, 2005, has been reclassified to conform to current period presentation. The Company’s reclassifications for minimum premium amendments to fully-insured contracts resulted in an increase in self-funded membership and a corresponding decrease in fully-insured membership, with no impact on total membership at either date presented.
(3)	Represents quarterly prescription volume at the Company’s PBM operation.
(4)	Includes auto-assigned, stand-alone, Medicare Advantage, group waiver and external PBM members with the prescription drug plan benefit.

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31
($ In Millions, Except Per Share Data)	2006	2005	Change
Revenues
Premiums	$12,578.9	$10,015.9	25.6%
Administrative fees	884.0	660.7	33.8%
Other revenue	151.8	128.8	17.9%

Total operating revenue	13,614.7	10,805.4	26.0%
Net investment income	212.1	138.7	52.9%
Net realized losses on investments	(7.1)	(1.0)	(610.0)%

Total revenues	13,819.7	10,943.1	26.3%

Expenses
Benefit expense	10,230.8	8,099.1	26.3%
Selling, general and administrative expense
Selling expense	401.4	359.5	11.7%
General and administrative expense	1,771.2	1,369.6	29.3%

Total selling, general and administrative expense	2,172.6	1,729.1	25.6%
Cost of drugs	75.8	73.6	3.0%
Interest expense	94.0	53.2	76.7%
Amortization of other intangible assets	73.8	59.2	24.7%

Total expenses	12,647.0	10,014.2	26.3%

Income before income taxes	1,172.7	928.9	26.2%

Income taxes	440.9	317.2	39.0%

Net income	$731.8	$611.7	19.6%

Net income per diluted share	$1.09	$0.98	11.2%

Diluted shares (in millions)	669.3	621.6	7.7%
Benefit expense as a percentage of premiums	81.3%	80.9%	40	bp
Selling, general and administrative expense as a percentage of total operating revenue	16.0%	16.0%	0	bp
Income before income taxes as a percentage of total revenues	8.5%	8.5%	0	bp

WellPoint, Inc.

Consolidated Balance Sheets

	March 31, 2006	December 31, 2005
($ In Millions)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,140.0	$2,740.2
Investments available-for-sale, at fair value	2,095.0	2,182.8
Other invested assets, current	429.0	307.0
Accrued investment income	159.1	156.8
Premiums and self-funded receivables	2,280.7	2,216.4
Other receivables	1,022.5	831.4
Securities lending collateral	1,191.2	1,389.9
Deferred tax assets, net	505.0	689.0
Other current assets	1,189.3	1,022.7

Total current assets	11,011.8	11,536.2
Long-term investments available-for-sale, at fair value	15,596.2	14,898.2
Other invested assets, long-term	221.6	207.8
Property and equipment, net	1,047.4	1,078.6
Goodwill	13,465.5	13,469.1
Other intangible assets	9,612.6	9,686.4
Other noncurrent assets	410.6	410.9

Total assets	$51,365.7	$51,287.2

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$5,162.5	$4,853.4
Reserves for future policy benefits	83.9	82.1
Other policyholder liabilities	1,945.2	1,752.3

Total policy liabilities	7,191.6	6,687.8
Unearned income	1,635.3	1,057.1
Accounts payable and accrued expenses	2,459.8	2,860.4
Income taxes payable	984.7	833.4
Security trades pending payable	163.0	181.8
Securities lending payable	1,191.2	1,389.9
Current portion of long-term debt	476.1	481.2
Other current liabilities	1,410.4	1,286.8

Total current liabilities	15,512.1	14,778.4
Long-term debt, less current portion	6,663.9	6,324.7
Reserves for future policy benefits, noncurrent	686.1	679.9
Deferred income taxes	3,143.9	3,267.1
Other noncurrent liabilities	1,246.8	1,244.0

Total liabilities	27,252.8	26,294.1
Shareholders’ equity
Common stock	6.4	6.6
Additional paid-in capital	20,404.7	20,915.4
Retained earnings	3,775.7	4,173.5
Unearned stock compensation	—	(82.1)
Accumulated other comprehensive loss	(73.9)	(20.3)

Total shareholders’ equity	24,112.9	24,993.1

Total liabilities and shareholders’ equity	$51,365.7	$51,287.2

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31
($ In Millions)	2006	2005
Operating activities
Net income	$731.8	$611.7
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized losses on investments	7.1	1.0
Gain on disposal of assets	(1.4)	(0.7)
Deferred income taxes	101.6	54.5
Amortization, net of accretion	113.5	105.3
Depreciation	34.9	23.1
Stock-based compensation	54.6	15.7
Excess tax benefits from share-based compensation	(36.3)	—
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(236.5)	(76.5)
Other invested assets, current	(122.0)	—
Other assets	(164.8)	(23.5)
Policy liabilities	520.0	144.2
Unearned income	578.2	40.9
Accounts payable and accrued expenses	(103.2)	(113.4)
Other liabilities	116.7	(120.8)
Income taxes	203.4	269.9

Net cash provided by operating activities	1,797.6	931.4

Investing activities
Purchases of investments	(5,634.1)	(2,094.0)
Proceeds from sales and maturities of investments	4,882.4	1,389.3
Changes in securities lending collateral	198.7	(177.8)
Purchases of subsidiaries, net of cash acquired	—	(110.3)
Payment for settlement of cash flow hedge	(24.7)	—
Purchases of property and equipment	(36.4)	(37.1)
Proceeds from sales of property and equipment	1.4	1.5

Net cash used in investing activities	(612.7)	(1,028.4)

Financing activities
Net (repayment of) proceeds from commercial paper borrowings	(606.7)	5.5
Proceeds from long-term borrowings	2,668.9	—
Repayment of long-term borrowings	(1,703.8)	—
Changes in securities lending payable	(198.7)	177.8
Changes in bank overdrafts	(266.2)	(220.9)
Repurchase and retirement of common stock	(1,912.0)	(88.5)
Proceeds from exercise of employee stock options and employee stock purchase plan	197.1	256.8
Excess tax benefits from share-based compensation	36.3	—

Net cash (used in) provided by financing activities	(1,785.1)	130.7

Change in cash and cash equivalents	(600.2)	33.7
Cash and cash equivalents at beginning of period	2,740.2	1,457.2

Cash and cash equivalents at end of period	$2,140.0	$1,490.9

WellPoint, Inc.

Selected Financial Data - Comparable Basis Analysis

(Unaudited)

	As Reported Three Months Ended March 31				Comparable Basis (1) Three Months Ended March 31
($ In Millions)	2006	2005	% Change		2005	$ Change	% Change
Revenues
Premiums	$12,578.9	$10,015.9	25.6%		$11,381.4	$1,197.5	10.5%
Administrative fees	884.0	660.7	33.8%		820.6	63.4	7.7%
Other revenue	151.8	128.8	17.9%		128.7	23.1	17.9%

Total operating revenue	13,614.7	10,805.4	26.0%		12,330.7	1,284.0	10.4%

Expenses
Benefit expense	10,230.8	8,099.1	26.3%		9,280.0	950.8	10.2%
Selling, general and administrative expense
Selling expense	401.4	359.5	11.7%		376.7	24.7	6.6%
General and administrative expense	1,771.2	1,369.6	29.3%		1,600.9	170.3	10.6%

Total selling, general and administrative expense	2,172.6	1,729.1	25.6%		1,977.6	195.0	9.9%
Cost of drugs	75.8	73.6	3.0%		73.6	2.2	3.0%

Benefit expense as a percentage of premiums	81.3%	80.9%	40	bp	81.5%		(20	)bp
Selling, general and administrative expense as a percentage of total operating revenue	16.0%	16.0%	0	bp	16.0%		0	bp

(1)	The “Comparable Basis” information is a non-GAAP measure. Refer to the table entitled, “Consolidated Statements of Income - Comparable Basis Reconciliation.”

WellPoint, Inc.

Reportable Segment Highlights - Comparable Basis Analysis

(Unaudited)

	As Reported Three Months Ended March 31				Comparable Basis (1) Three Months Ended March 31
($ In Millions)	2006	2005	% Change		2005	$ Change	% Change
Operating Revenue
Health Care Segment	$13,057.9	$10,283.1	27.0%		$11,766.1	$1,291.8	11.0%
Specialty Segment	854.2	750.9	13.8%		759.2	95.0	12.5%
Other Segment	(297.4)	(228.6)	(30.1)%		(194.6)	(102.8)	(52.8)%

Total Operating Revenue	13,614.7	10,805.4	26.0%		12,330.7	1,284.0	10.4%

Operating Gain (Loss)
Health Care Segment	$1,035.9	$856.7	20.9%		$953.7	$82.2	8.6%
Specialty Segment	113.6	94.4	20.3%		95.0	18.6	19.6%
Other Segment	(14.0)	(47.5)	70.5%		(49.2)	35.2	71.5%

Operating Margin (2)
Health Care Segment	7.9%	8.3%	(40	)bp	8.1%		(20	)bp
Specialty Segment	13.3%	12.6%	70	bp	12.5%		80	bp

(1)	The “Comparable Basis” information is a non-GAAP measure. Refer to the table entitled, “Reportable Segment Highlights - Comparable Basis Reconciliation.”
(2)	Operating margin is calculated as operating gain as a percentage of operating revenue.

WellPoint, Inc.

Reclassified Consolidated Statements of Income - Comparable Basis Reconciliation

(Unaudited)

	Three Months Ended March 31, 2005
($ In Millions)	WLP (1) As Reported	Reclassifications (2)	WLP (1) Reclassified	WC (1) As Reported	Reclassifications (2)	WC (1) Reclassified	WellPoint, Inc. Comparable Basis (3)
Revenues
Premiums	$10,158.8	$(142.9)	$10,015.9	$1,385.1	$(19.6)	$1,365.5	$11,381.4
Administrative fees	664.2	(3.5)	660.7	141.3	18.6	159.9	820.6
Other revenue	139.2	(10.4)	128.8	(0.1)	—	(0.1)	128.7

Total operating revenue	10,962.2	(156.8)	10,805.4	1,526.3	(1.0)	1,525.3	12,330.7
Net investment income	138.7	—	138.7	17.8	—	17.8	156.5
Net realized gains (losses) on investments	(1.0)	—	(1.0)	0.6	—	0.6	(0.4)

Total revenues	11,099.9	(156.8)	10,943.1	1,544.7	(1.0)	1,543.7	12,486.8

Expenses
Benefit expense	8,255.9	(156.8)	8,099.1	1,197.3	(16.4)	1,180.9	9,280.0
Selling, general and administrative expense
Selling expense	359.5	—	359.5	—	17.2	17.2	376.7
General and administrative expense	1,369.6	—	1,369.6	233.1	(1.8)	231.3	1,600.9

Total selling, general and administrative expense	1,729.1	—	1,729.1	233.1	15.4	248.5	1,977.6
Cost of drugs	73.6	—	73.6	—	—	—	73.6
Interest expense	53.2	—	53.2	—	—	—	53.2
Amortization of other intangible assets	59.2	—	59.2	—	—	—	59.2

Total expenses	10,171.0	(156.8)	10,014.2	1,430.4	(1.0)	1,429.4	11,443.6

Income before income taxes	928.9	—	928.9	114.3	—	114.3	1,043.2

Income taxes	317.2	—	317.2	43.4	—	43.4	360.6

Net income	$611.7	$—	$611.7	$70.9	$—	$70.9	$682.6

Benefit expense as a percentage of premiums	81.3%		80.9%	86.4%		86.5%	81.5%
Selling, general and administrative expense as a percentage of total operating revenue	15.8%		16.0%	15.3%		16.3%	16.0%

(1)	WLP = WellPoint, Inc.; WC = WellChoice, Inc.
(2)	To reflect the reclassification of certain historical amounts to a consistent presentation format adopted by the combined organization. In connection with the acquisition of WellChoice, Inc., the Company adopted a consistent practice for reporting minimum premium amendments to fully-insured contracts throughout the combined enterprise.
(3)	The “Comparable Basis” information was calculated by adding the reclassified consolidated statements of income for WellPoint, Inc. and the former WellChoice, Inc. This “Comparable Basis” information contains no intercompany eliminations or pro forma adjustments resulting from WellPoint, Inc.’s acquisition of WellChoice, Inc. “Comparable Basis” information is presented in order to provide investors with a more meaningful comparison to the current period, due to the acquisition of WellChoice, Inc. “Comparable Basis” information is not calculated in accordance with GAAP and is not intended to represent or be indicative of the results that WellPoint, Inc. would have reported, had the acquisition been completed as of January 1, 2005.

WellPoint, Inc.

Reclassified Reportable Segment Highlights - Comparable Basis Reconciliation

(Unaudited)

	Three Months Ended March 31, 2005
($ In Millions)	WLP (1) As Reported	Reclassifications (2)	WLP (1) Reclassified	WC (1) As Reported	Reclassifications (2)	WC (1) Reclassified	WellPoint, Inc. Comparable Basis (3)
Operating Revenue (4)
Health Care	$10,476.4	$(193.3)	$10,283.1	$—	$1,483.0	$1,483.0	$11,766.1
Specialty	695.4	55.5	750.9	—	8.3	8.3	759.2
Other	(209.6)	(19.0)	(228.6)	—	34.0	34.0	(194.6)
Commercial Managed Care	—	—	—	1,299.8	(1,299.8)	—	—
Other Insurance Products and Services	—	—	—	226.5	(226.5)	—	—

Total operating revenue	10,962.2	(156.8)	10,805.4	1,526.3	(1.0)	1,525.3	12,330.7

Operating Gain (Loss) (4)
Health Care	860.6	(3.9)	856.7	—	97.0	97.0	953.7
Specialty	91.7	2.7	94.4	—	0.6	0.6	95.0
Other	(48.7)	1.2	(47.5)	—	(1.7)	(1.7)	(49.2)
Commercial Managed Care	—	—	—	85.6	(85.6)	—	—
Other Insurance Products and Services	—	—	—	10.3	(10.3)	—	—

(1)	WLP = WellPoint, Inc.; WC = WellChoice, Inc.
(2)	To reflect the reclassification of certain historical amounts to a consistent presentation format adopted by the combined organization. In connection with the acquisition of WellChoice, Inc., the Company adopted a consistent practice for reporting minimum premium amendments to fully-insured contracts throughout the combined enterprise.
(3)	The “Comparable Basis” information was calculated by adding the reclassified consolidated statements of income for WellPoint, Inc. and the former WellChoice, Inc. This “Comparable Basis” information contains no intercompany eliminations or pro forma adjustments resulting from WellPoint, Inc.’s acquisition of WellChoice, Inc. “Comparable Basis” information is presented in order to provide investors with a more meaningful comparison to the current period, due to the acquisition of WellChoice, Inc. “Comparable Basis” information is not calculated in accordance with GAAP and is not intended to represent or be indicative of the results that WellPoint, Inc. would have reported, had the acquisition been completed as of January 1, 2005.
(4)	Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment. Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

WellPoint, Inc.

Days in Claims Payable

(Unaudited)

		December 31, 2005
($ In Millions)	March 31, 2006	WLP As Reported (1)	WC (2)	WLP Comparable Basis (3)	Comparable Basis Change
Medical claims payable	$5,162.5	$4,853.4	—	$4,853.4
Benefit expense	$10,230.8	$8,200.3	$1,305.9	$9,506.2
Days	90	92	—	92
Days in claims payable	45.4	54.5	—	47.0	(1.6)

(1)	On December 28, 2005, WellPoint, Inc. acquired WellChoice, Inc (“WC”). Therefore, the medical claims payable balance as of December 31, 2005, included WC, however benefit expense for the three months ended December 31, 2005, did not include WC.
(2)	Represents WC’s benefit expense for the three months ended December 31, 2005.
(3)	The “Comparable Basis” benefit expense was calculated by adding WC’s benefit expense for the three months ended December 31, 2005, to WellPoint, Inc.’s benefit expense for the same period.

WellPoint, Inc.

Operating Cash Flow as a Multiple of Net Income

(Unaudited)

	Three Months Ended March 31, 2006 (1)
($ In Millions)	As Reported	April 2006 CMS Payments	Adjusted
Operating cash flow	$1,797.6	$447.6	$1,350.0
Net income	$731.8	—	$731.8
Operating cash flow as a multiple of net income	2.5	—	1.8

(1)	Operating cash flow for the three months ended March 31, 2006, included the receipt of $447.6 million in CMS payments that relate to the second quarter of 2006. Due to the magnitude of these payments, the Company has presented the “Operating Cash Flow as a Multiple of Net Income” metric on an adjusted basis (which excludes these payments from first quarter 2006 operating cash flow) in order to facilitate period-to-period analysis.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information about WellPoint, Inc. (“WellPoint”) that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of WellPoint, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in public filings with the U.S. Securities and Exchange Commission (“SEC”) made by WellPoint and WellChoice, Inc. (“WellChoice”); trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; competitor pricing below market trends of increasing costs; increased government regulation of health benefits and managed care; significant acquisitions or divestitures by major competitors; introduction and utilization of new prescription drugs and technology; a downgrade in our financial strength ratings; litigation and investigations targeted at health benefits companies and our ability to resolve litigation and investigations within estimates; our ability to contract with providers consistent with past practice; other potential uses of cash in the future that present attractive alternatives to share repurchases; our ability to achieve expected synergies and operating efficiencies in the WellPoint Health Networks Inc. merger and WellChoice acquisition within the expected time-frames or at all and to successfully integrate our operations; such integration may be more difficult, time-consuming or costly than expected; revenues following the transactions may be lower than expected; operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transactions; our ability to meet expectations regarding repurchases of shares of our common stock; our ability to meet expectations regarding the accounting and tax treatments of the transactions and the value of transaction consideration; future bio-terrorist activity or other potential public health epidemics; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. WellPoint does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in WellPoint’s and WellChoice’s various SEC reports, including but not limited to WellPoint’s Annual Report on Form 10-K for the year ended December 31, 2005.

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